Exhibit 99.1

United Announces Second-Quarter 2013 Profit

UAL Reports $521 Million Second-Quarter 2013 Profit Excluding Special Charges;

$469 Million Profit Including Special Charges

CHICAGO, July 25, 2013 – United Airlines (UAL) today reported second-quarter 2013 net income of $521 million, or $1.35 per diluted share, excluding $52 million of special charges. Including special charges, UAL reported second-quarter 2013 net income of $469 million, an increase of 38 percent year-over-year, or $1.21 per diluted share.

•	UAL generated $10 billion of revenue in the second quarter of 2013, its highest ever second-quarter revenue result.

•

Leading the U.S. airline industry in year-over-year passenger revenue per available seat mile (PRASM) growth for the second consecutive quarter, United’s PRASM increased 1.0 percent in the second quarter compared to the second quarter of 2012.

•

Second-quarter consolidated unit costs (CASM), holding fuel rate and profit sharing constant and excluding special charges and third-party business expense, increased 4.5 percent year-over-year on a consolidated capacity (available seat miles) reduction of 2.1 percent. Second-quarter consolidated CASM increased 0.7 percent year-over-year.

•	UAL ended the second quarter with $7.0 billion in unrestricted liquidity.

“I am encouraged by the progress we made in the second quarter – in our operations, in our customer service and in our financial performance,” said Jeff Smisek, chairman, president and chief executive officer. “I’d like to thank my co-workers for working together as we build the world’s leading airline.”

Second-Quarter Revenue and Capacity

For the second quarter, total revenue was $10.0 billion, an increase of 0.6 percent compared to the same period in 2012. Second-quarter consolidated passenger revenue decreased 1.1 percent year-over-year to $8.7 billion, on a consolidated capacity decrease of 2.1 percent year-over-year. Cargo and other revenue in the second quarter increased 13.8 percent versus the second quarter of 2012, or $162 million, to $1.3 billion.

UAL Announces Second-Quarter 2013 Profit / Page 2

Consolidated revenue passenger miles (RPMs) decreased 1.7 percent on a consolidated capacity decrease of 2.1 percent year-over-year in the second quarter, resulting in a consolidated load factor of 84.7 percent, the highest second-quarter consolidated load factor in United’s history.

Second-quarter consolidated PRASM increased 1.0 percent compared to the same period in 2012. Consolidated yield for the second quarter increased 0.6 percent year-over-year.

Mainline RPMs in the second quarter decreased 2.1 percent on a mainline capacity decrease of 2.4 percent year-over-year, resulting in a mainline load factor of 84.9 percent. Second-quarter mainline yield increased 0.5 percent compared to the same period in 2012. Second-quarter mainline PRASM increased 0.7 percent year-over-year.

“I‘d like to thank our team for working through challenging weather and high load factors to deliver competitive on-time performance and customer service this quarter,” said Jim Compton, UAL’s vice chairman and chief revenue officer. “For the second straight quarter, our unit revenue outperformed the industry. Our investments in customer service training and in our product are paying off.”

Second-quarter passenger revenue and period-to-period comparisons of related statistics for UAL’s mainline and regional operations are as follows:

	2Q 2013 Passenger Revenue (millions)	Passenger Revenue vs. 2Q 2012	PRASM vs. 2Q 2012	Yield vs. 2Q 2012	Available Seat Miles vs. 2Q 2012
Domestic	$3,309	(3.8%)	0.0%	(0.4%)	(3.8%)

Atlantic	1,664	4.7%	6.1%	6.1%	(1.3%)
Pacific	1,193	(5.1%)	(3.4%)	(4.2%)	(1.8%)
Latin America	663	0.9%	(0.5%)	(0.7%)	1.4%

International	3,520	0.5%	1.5%	1.1%	(0.9%)

Mainline	6,829	(1.7%)	0.7%	0.5%	(2.4%)
Regional	1,839	0.8%	1.1%	(0.5%)	(0.3%)

Consolidated	$8,668	(1.1%)	1.0%	0.6%	(2.1%)

Second-Quarter Costs

Total operating expenses decreased $133 million, or 1.4 percent, in the second quarter versus the same period in 2012. Excluding special charges, second-quarter total operating expenses increased $21 million, or 0.2 percent, year-over-year.

Second-quarter consolidated and mainline CASM increased 0.7 and 1.3 percent year-over-year, respectively. Second-quarter consolidated and mainline CASM, excluding special charges and third-party business expense, increased 1.1 percent and 1.8 percent, respectively, compared to second-quarter 2012. Third-party business expense was $170 million in the second quarter of 2013.

UAL Announces Second-Quarter 2013 Profit / Page 3

In the second quarter, consolidated and mainline CASM, excluding special charges and third-party business expense and holding fuel rate and profit sharing constant, increased 4.5 percent and 5.2 percent, respectively, compared to the second quarter of 2012.

“Our top financial priorities for 2013 are to operate more efficiently and to meet our return-on-invested capital target, and our performance in the second quarter puts us in good position to achieve these goals,” said John Rainey, UAL’s executive vice president and chief financial officer. “We continued to strengthen our balance sheet and make prudent long-term investments in our business, which create a more stable foundation for our future.”

Liquidity and Cash Flow

UAL ended the second quarter with $7.0 billion in unrestricted liquidity, including $1.0 billion of undrawn commitments under its revolving credit facility. During the second quarter, UAL generated $1.1 billion of operating cash flow. The company’s gross capital expenditures and purchase deposits for the quarter were $549 million. The company made debt and capital lease principal payments of $540 million in the second quarter, including $144 million of pre-payments.

Second-Quarter 2013 Accomplishments

Operations, Co-workers and Customer Service

•

United Airlines reported a second-quarter mainline on-time arrival rate (domestic and international) of 76.7 percent, a competitive on-time arrival rate given the abnormally high incidence of weather and air traffic control delays. The on-time arrival rate is based on flights arriving within 14 minutes of scheduled arrival time. United co-workers earned cash incentive payments totaling $4 million for on-time performance during the second quarter.

•

United neared completion of its comprehensive customer service training program for all customer-facing agents and flight attendants worldwide with more than 75 percent of mainline and United Express flight attendants, airport agents and reservation agents trained through the second quarter.

•

The company recognized each of its United 100 winners with a $500 cash prize and two roundtrip airline tickets to anywhere the airline flies. The United 100 program recognizes 100 employees each quarter who were nominated and selected by their co-workers for exemplary performance or achievements that support the cornerstones of the company’s business plan.

•

More than 64,000 United Airlines employees worldwide – including flight attendants, customer service agents, technicians and ramp workers – debuted newly designed uniforms, the first time members of these work groups have worn similarly styled uniforms.

UAL Announces Second-Quarter 2013 Profit / Page 4

Finance, Network and Fleet

•	United issued $300 million of senior unsecured notes due 2018 at an interest rate of 6.375 percent.

•

During the quarter, the company expanded its industry-leading global route network, launching new nonstop service between Paris and San Francisco; between Tokyo and Denver and between Shannon, Ireland, and Chicago. The company also launched new nonstop service to Austin, Texas; Charleston, S.C.; Fairbanks, Alaska; Edmonton, Alberta, Canada; Grand Rapids, Mich.; Guatemala City, Guatemala; Mobile, Ala.; Portland, Ore.; Saint George, Utah; San Jose, Costa Rica; San Jose del Cabo, Mexico; Traverse City, Mich.; Vancouver, British Columbia, Canada; and Wichita, Kan. United also added three new cities to its network: Dickinson, N.D.; Fort McMurray, Alberta, Canada and Santa Fe, N.M. The company announced future new nonstop markets, including the company’s first nonstop service to St. Lucia, as well as additional service to Austin, Texas, and Gunnison, Colo.

•

United welcomed back the Boeing 787 Dreamliner with commercial service between Houston and its other domestic hubs. The airline launched the highly anticipated Denver to Tokyo-Narita service in June, marking a successful return of the Dreamliner to United’s international skies. United also launched temporary 787 service from Houston to London in June, and in August the company will start additional 787 international service from Houston to Lagos, Nigeria, and from Los Angeles to Tokyo and Shanghai.

•

The company increased its Dreamliner order to 65. United will be the North American launch customer for the Boeing 787-10. The company also converted its existing order for 25 A350-900s into A350-1000s and added an additional 10 aircraft to the order, totaling 35 aircraft. United expects delivery for both the 787-10 and A350-1000 beginning in 2018, enabling the airline to further modernize its international widebody fleet by replacing older, less efficient aircraft to reduce fuel and operating costs, enhance the customer experience and maximize network opportunities.

•

United will introduce 70 Embraer 175 aircraft into the United Express fleet beginning in 2014. These aircraft – with 76 seats, a larger first-class cabin and larger overhead bins – will be operated by SkyWest Airlines, Inc. and another United Express carrier, with deliveries expected in 2014 and 2015.

•	The company took delivery of six Boeing 737-900ERs and removed from service two Boeing 757-200s and the last five Boeing 737-500s and the last five Boeing 767-200s from its fleet.

UAL Announces Second-Quarter 2013 Profit / Page 5

•

The company executed a definitive purchase agreement with AltAir Fuels for 15 million gallons of cost-competitive, commercial-scale, sustainable aviation biofuel to be used on flights departing LAX in 2014. AltAir Fuels’ renewable jet fuel is expected to achieve at least a 50 percent reduction in greenhouse gas emissions on a lifecycle basis.

Product, Loyalty Program and Facilities

•

United reached a milestone of being the only U.S. carrier offering 180-degree flat-bed seats and personal on-demand entertainment in premium cabins on all scheduled, long-haul international flights from the continental U.S.

•

The company continued outfitting aircraft with global satellite Wi-Fi, offering inflight connectivity on long-haul international flights. The airline now has 57 aircraft complete and is installing satellite Wi-Fi at a rate of over 25 aircraft per month for the remainder of 2013.

•

The airline introduced its 200th aircraft with live television, offering customers more than 100 channels of live programming while in-flight. United operates more live television-equipped aircraft than any other airline in the world.

•

United launched subscription options that offer customers access to Economy Plus seating or pre-paid checked baggage charges for a year, providing new choices for customers to tailor their travel experiences.

•	United introduced a revenue component to its MileagePlus premier status qualification requirements for the 2015 program year.

•

United debuted the MileagePlus Small Business Network, a first-of-its-kind loyalty program that enables businesses to earn and redeem miles by purchasing goods and services from the program’s vendor partners, including leading providers of printing, shipping, credit card payment processing, office supplies and computing services.

•

United opened its new Terminal B south concourse at Houston’s George Bush Intercontinental Airport. The $97 million south concourse is a new 225,000-square-foot facility dedicated to United Express regional flights.

•

United signed a 20-year lease extension at Newark Liberty International Airport and committed to invest an additional $150 million in the region’s largest hub to ensure the airport remains one of the country’s premier global gateways. The facility upgrades include a redesign of the airline’s check-in facilities, a new catering facility and an advanced checked baggage screening system.

About United

United Airlines and United Express operate an average of 5,341 flights a day to more than 360 airports across six continents. In 2012, United and United Express carried more passenger traffic than any other airline in the world and operated nearly two million flights

UAL Announces Second-Quarter 2013 Profit / Page 6

carrying 140 million customers. United is investing in upgrading its onboard products and now offers more flat-bed seats in its premium cabins and more extra-legroom economy-class seating than any airline in North America. In 2013, United became the first U.S.-based international carrier to offer satellite-based Wi-Fi on long-haul overseas routes. The airline also features DIRECTV® on 200 aircraft, offering customers more live television access than any other airline in the world. United operates nearly 700 mainline aircraft and has made large-scale investments in its fleet. In 2013, United will continue to modernize its fleet by taking delivery of more than two dozen new Boeing aircraft. The company expanded its industry-leading global route network in 2012, launching nine new international and 18 new domestic routes. Business Traveler magazine awarded United Best Airline for North American Travel for 2012, and readers of Global Traveler magazine have voted United’s MileagePlus program the best frequent flyer program for nine consecutive years. According to the 4th annual Switchfly Reward Seat Availability Survey published by IdeaWorksCompany in May 2013, United has the most saver-style award-seat availability among the largest U.S. global airlines. United is a founding member of Star Alliance, which provides service to 195 countries via 28 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or

UAL Announces Second-Quarter 2013 Profit / Page 7

credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A, Risk Factors, of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

-tables attached-

UAL Announces Second-Quarter 2013 Profit / Page 8

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)

(In millions, except per share data)	2013	2012		2013	2012
Operating revenue:
Passenger:
Mainline	$6,829	$6,944	(1.7)	$12,767	$12,898	(1.0)
Regional	1,839	1,824	0.8	3,460	3,378	2.4

Total passenger revenue	8,668	8,768	(1.1)	16,227	16,276	(0.3)
Cargo	236	265	(10.9)	463	529	(12.5)
Other	1,097	906	21.1	2,032	1,736	17.1

Total operating revenue	10,001	9,939	0.6	18,722	18,541	1.0

Operating expenses:
Aircraft fuel (A)	3,068	3,408	(10.0)	6,118	6,637	(7.8)
Salaries and related costs	2,175	2,024	7.5	4,302	3,921	9.7
Regional capacity purchase (B)	628	643	(2.3)	1,216	1,259	(3.4)
Landing fees and other rent	507	503	0.8	1,004	972	3.3
Aircraft maintenance materials and outside repairs	480	432	11.1	918	839	9.4
Depreciation and amortization	425	378	12.4	833	758	9.9
Distribution expenses	347	345	0.6	675	682	(1.0)
Aircraft rent	235	251	(6.4)	475	502	(5.4)
Special charges (C)	52	206	NM	144	370	NM
Other operating expenses	1,314	1,174	11.9	2,531	2,297	10.2

Total operating expenses	9,231	9,364	(1.4)	18,216	18,237	(0.1)

Operating income	770	575	33.9	506	304	66.4

Nonoperating income (expense):
Interest expense	(194)	(213)	(8.9)	(395)	(429)	(7.9)
Interest capitalized	12	9	33.3	23	17	35.3
Interest income	6	7	(14.3)	11	12	(8.3)
Miscellaneous, net	(123)	(38)	223.7	(100)	(11)	NM

Total nonoperating expense	(299)	(235)	27.2	(461)	(411)	12.2

Income (loss) before income taxes	471	340	38.5	45	(107)	NM
Income tax expense (benefit) (D)	2	1	100.0	(7)	2	NM

Net Income (loss)	$469	$339	38.3	$52	$(109)	NM

Earnings (loss) per share, basic	$1.37	$1.02	34.3	$0.15	$(0.33)	NM

Earnings (loss) per share, diluted	$1.21	$0.89	36.0	$0.15	$(0.33)	NM

Weighted average shares, basic	341	331	3.0	337	331	1.8
Weighted average shares, diluted	394	393	0.3	337	331	1.8

NM Not meaningful

UAL Announces Second-Quarter 2013 Profit / Page 9

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(A)	UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
(In millions, except per gallon)	2013	2012		2013	2012
Mainline fuel expense excluding hedge impacts	$2,486	$2,760	(9.9)	$4,947	$5,358	(7.7)
Hedge losses reported in fuel expense (a)	(9)	(38)	NM	(18)	(69)	NM

Total mainline fuel expense	2,495	2,798	(10.8)	4,965	5,427	(8.5)
Regional fuel expense	573	610	(6.1)	1,153	1,210	(4.7)

Consolidated fuel expense	3,068	3,408	(10.0)	6,118	6,637	(7.8)
Settled hedge gains (losses) not recorded in fuel expense (b)	(1)	1	NM	16	—	NM

Fuel expense including all gains (losses) from settled hedges (c)	$3,069	$3,407	(9.9)	$6,102	$6,637	(8.1)

Mainline fuel consumption (gallons)	827	849	(2.6)	1,575	1,639	(3.9)
Mainline average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense (cents)	300.6	325.1	(7.5)	314.1	326.9	(3.9)
Mainline average aircraft fuel price per gallon (cents)	301.7	329.6	(8.5)	315.2	331.1	(4.8)
Mainline average aircraft fuel price per gallon including all gains (losses) from settled hedges (cents)	301.8	329.4	(8.4)	314.2	331.1	(5.1)
Regional fuel consumption (gallons)	189	186	1.6	365	363	0.6
Regional average aircraft fuel price per gallon (cents)	303.2	328.0	(7.6)	315.9	333.3	(5.2)

Consolidated consumption (gallons)	1,016	1,035	(1.8)	1,940	2,002	(3.1)
Consolidated average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense (cents)	301.1	325.6	(7.5)	314.4	328.1	(4.2)
Consolidated average aircraft fuel price per gallon (cents)	302.0	329.3	(8.3)	315.4	331.5	(4.9)
Consolidated average aircraft fuel price per gallon including all gains (losses) from settled hedges (cents)	302.1	329.2	(8.2)	314.5	331.5	(5.1)

(a)	Includes losses from settled hedges that were designated for hedge accounting. UAL allocates 100% of hedge accounting gains (losses) to mainline fuel expense.
(b)	Includes ineffectiveness gains (losses) on settled hedges and gains (losses) on settled hedges not designated for hedge accounting. These amounts are recorded in Nonoperating income (expense): Miscellaneous, net.
(c)	This figure does not include mark-to-market (“MTM”) gains or losses, which are recorded in Nonoperating income (expense): Miscellaneous, net. MTM losses were $81 million and $30 million for the three months ended June 30, 2013 and 2012 respectively, and $48 million and $4 million for the six months ended June 30, 2013 and 2012 respectively.

(B)	UAL has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express. Under these agreements, UAL pays the regional carriers or other third parties contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights. These costs include aircraft rent of $159 million and $321 million for the three months and six months ended June 30, 2013, respectively, of which $107 million and $52 million is included in regional capacity purchase expense and aircraft rentals, respectively, for the three months ended June 30, 2013 and $216 million and $105 million is included in regional capacity purchase expense and aircraft rentals, respectively, for the six months ended June 30, 2013 in our Statements of Consolidated Operations.

UAL Announces Second-Quarter 2013 Profit / Page 10

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(C)	Special charges include the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2013	2012	2013	2012
Merger integration-related costs	$45	$137	$115	$271
Additional costs associated with the temporarily grounded Boeing 787 aircraft	7	—	18	—
Voluntary severance and benefits	—	76	14	125
Gains on sales of assets and other special items, net	—	(7)	(3)	(26)

Total special charges	52	206	144	370

Income tax benefit	—	—	—	(2)

Special items, net of tax	$52	$206	$144	$368

2013 – Special charges

Merger integration-related costs: Merger integration-related costs include compensation costs related to systems integration and training, costs to repaint aircraft and other branding activities, new uniform costs, costs to write-off or accelerate depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods, relocation costs for employees and severance primarily associated with administrative headcount reductions.

Voluntary severance and benefits: During the six months ended June 30, 2013, the company recorded $14 million associated with a voluntary program offered by United in which flight attendants took an unpaid 13-month leave of absence. The flight attendants continue to receive medical benefits and other company benefits while on leave under this program. Approximately 1,300 flight attendants opted to participate in the program.

Additional costs associated with the temporarily grounded Boeing 787 aircraft: During the six months ended June 30, 2013, the company recorded $18 million associated with the temporary grounding of its Boeing 787 aircraft. The charges were comprised of aircraft depreciation expense and dedicated personnel costs that the company incurred while the aircraft were grounded. The aircraft returned to service in May 2013.

Gains on sales of assets and other special items, net: During the six months ended June 30, 2013, the company recorded a $5 million gain related to a contract termination and $2 million in losses on the sale of assets.

2012 – Special charges

Merger integration-related costs: Include compensation costs related to systems integration and training, costs to repaint aircraft and other branding activities, costs to write-off or accelerate depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods, relocation costs for employees and severance primarily associated with administrative headcount reductions. In addition, on June 30, 2012 UAL became obligated under an indenture to issue to the Pension Benefit Guaranty Corporation $62.5 million aggregate principal amount of 8% Contingent Senior Unsecured Notes. UAL recorded a liability of approximately $48 million for the fair value of that obligation. The company classified the liability as an integration-related cost since the financial results of UAL, excluding Continental’s results, would not have resulted in a financial triggering event under the 8% Notes indenture.

Voluntary severance and benefits: In the first quarter of 2012, the company recorded $49 million associated with two voluntary employee programs. In one program, approximately 400 mechanics offered to retire early in exchange for a cash severance payment that was based on the number of years of service the employee had accumulated. The other program was a voluntary company-offered leave of absence that approximately 1,800 flight attendants accepted, which allowed for continued medical coverage during the leave of absence period. In the second quarter of 2012, The company recorded $76 million associated with a voluntary severance program. Approximately 1,300 flight attendants volunteered to retire early in exchange for a cash severance payment that was based on the number of years of service each employee had accumulated.

Gains on sales of assets and other special items, net: In the first quarter of 2012, the company sold six aircraft and its interest in a crew hotel in Hawaii. The company also recorded an impairment charge on an intangible asset related to certain take-off and landing slots to reflect the discontinuance of one of the frequencies on an international route. The company also made adjustments to legal reserves. In the second quarter of 2012, the company sold three aircraft, realizing a net gain of $7 million.

(D)	No federal income tax expense was recognized related to our pretax income for the three months ended June 30, 2013 and 2012 and the six months ended June 30, 2013 due to the utilization of book net operating loss carry forwards for which no benefit has previously been recognized. We are required to provide a valuation allowance for our deferred tax assets in excess of deferred tax liabilities because UAL concluded that it is more likely than not that such deferred tax assets will ultimately not be realized. As a result, pre-tax losses for the six months ended June 30, 2012 were not reduced by any tax benefits.

UAL Announces Second-Quarter 2013 Profit / Page 11

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
	2013	2012		2013	2012
Mainline:
Passengers (thousands)	23,592	24,825	(5.0)	45,071	46,734	(3.6)
Revenue passenger miles (millions)	46,720	47,719	(2.1)	87,267	88,910	(1.8)
Available seat miles (millions)	55,009	56,351	(2.4)	104,829	108,819	(3.7)
Cargo ton miles (millions)	573	631	(9.2)	1,119	1,262	(11.3)

Passenger load factor:
Mainline	84.9%	84.7%	0.2 pts.	83.2%	81.7%	1.5 pts.
Domestic	86.8%	86.5%	0.3 pts.	85.6%	84.4%	1.2 pts.
International	83.1%	82.8%	0.3 pts.	81.0%	79.0%	2.0 pts.

Passenger revenue per available seat mile (cents)	12.41	12.32	0.7	12.18	11.85	2.8
Average yield per revenue passenger mile (cents)	14.62	14.55	0.5	14.63	14.51	0.8
Average fare per passenger	$289.46	$279.72	3.5	$283.26	$275.99	2.6

Cost per available seat mile (CASM) (cents):
CASM (a)	13.83	13.65	1.3	14.34	13.73	4.4
CASM, excluding special charges (b)	13.73	13.28	3.4	14.20	13.39	6.0
CASM, excluding special charges and third-party business expenses (b)	13.42	13.18	1.8	13.92	13.27	4.9
CASM, excluding special charges, third-party business expenses and fuel (b)	8.89	8.21	8.3	9.19	8.28	11.0
CASM, holding fuel rate and profit sharing constant, excluding special charges and third-party business expenses (b)	13.87	13.18	5.2	14.17	13.27	6.8
Average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense (cents) (c)	300.6	325.1	(7.5)	314.1	326.9	(3.9)
Average aircraft fuel price per gallon (cents) (c)	301.7	329.6	(8.5)	315.2	331.1	(4.8)
Average aircraft fuel price per gallon including all gains (losses) from settled hedges (cents) (c)	301.8	329.4	(8.4)	314.2	331.1	(5.1)
Fuel gallons consumed (millions)	827	849	(2.6)	1,575	1,639	(3.9)

Aircraft in fleet at end of period	696	699	(0.4)	696	699	(0.4)
Average stage length (miles) (d)	1,958	1,899	3.1	1,918	1,884	1.8
Average daily utilization of each aircraft (hours)	10:52	11:03	(1.7)	10:25	10:41	(2.5)

Regional:
Passengers (thousands)	12,360	12,246	0.9	23,236	22,864	1.6
Revenue passenger miles (millions)	6,861	6,772	1.3	12,858	12,688	1.3
Available seat miles (millions)	8,242	8,265	(0.3)	15,794	16,141	(2.1)
Passenger load factor	83.2%	81.9%	1.3 pts.	81.4%	78.6%	2.8 pts.
Passenger revenue per available seat mile (cents)	22.31	22.07	1.1	21.91	20.93	4.7
Average yield per revenue passenger mile (cents)	26.80	26.93	(0.5)	26.91	26.62	1.1
Aircraft in fleet at end of period	570	558	2.2	570	558	2.2
Average stage length (miles) (d)	542	534	1.5	539	538	0.2

UAL Announces Second-Quarter 2013 Profit / Page 12

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS (Continued)

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
	2013	2012		2013	2012
Consolidated (Mainline and Regional):
Passengers (thousands)	35,952	37,071	(3.0)	68,307	69,598	(1.9)
Revenue passenger miles (millions)	53,581	54,491	(1.7)	100,125	101,598	(1.4)
Available seat miles (millions)	63,251	64,616	(2.1)	120,623	124,960	(3.5)
Passenger load factor	84.7%	84.3%	0.4 pts.	83.0%	81.3%	1.7 pts.

Passenger revenue per available seat mile (cents)	13.70	13.57	1.0	13.45	13.02	3.3
Total revenue per available seat miles (cents)	15.81	15.38	2.8	15.52	14.84	4.6
Average yield per revenue passenger mile (cents)	16.18	16.09	0.6	16.21	16.02	1.2

CASM (a)	14.59	14.49	0.7	15.10	14.59	3.5
CASM, excluding special charges (b)	14.51	14.17	2.4	14.98	14.30	4.8
CASM, excluding special charges and third-party business expenses (b)	14.24	14.08	1.1	14.74	14.20	3.8
CASM, excluding special charges, third-party business expenses and fuel (b)	9.39	8.81	6.6	9.67	8.89	8.8
CASM, holding fuel rate and profit sharing constant, excluding special charges and third-party business expenses (b)	14.71	14.08	4.5	15.00	14.20	5.6

Average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense (cents) (c)	301.1	325.6	(7.5)	314.4	328.1	(4.2)
Average aircraft fuel price per gallon (cents) (c)	302.0	329.3	(8.3)	315.4	331.5	(4.9)
Average aircraft fuel price per gallon including all gains (losses) from settled hedges (cents) (c)	302.1	329.2	(8.2)	314.5	331.5	(5.1)
Fuel gallons consumed (millions)	1,016	1,035	(1.8)	1,940	2,002	(3.1)
Average full-time equivalent employees (thousands)	85.1	84.5	0.7	84.7	84.1	0.7

(a)	Includes impact of special charges (See Note C).
(b)	These financial measures provide management and investors the ability to monitor the company’s performance on a consistent basis.
(c)	Fuel price per gallon includes aircraft fuel and related taxes.
(d)	Average stage length equals the average distance a seat travels adjusted for size of aircraft (available seat miles/seats).

UAL Announces Second-Quarter 2013 Profit / Page 13

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (“GAAP”) and non-GAAP financial measures, including net income/loss, net earnings/loss per share and CASM, among others. Non-GAAP financial measures are presented because they provide management and investors the ability to measure and monitor UAL’s performance on a consistent basis. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL believes that adjusting for special charges is useful to investors because they are non-recurring charges not indicative of UAL’s ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business.

	Three Months Ended June 30,		$ Increase/ (Decrease)	% Increase/ (Decrease)	Six Months Ended June 30,		$ Increase/ (Decrease)	% Increase/ (Decrease)
(in millions)	2013	2012			2013	2012
Operating expenses	$9,231	$9,364	$(133)	(1.4)	$18,216	$18,237	$(21)	(0.1)
Less: Special charges (C)	52	206	(154)	NM	144	370	(226)	NM

Operating expenses, excluding special charges	9,179	9,158	21	0.2	18,072	17,867	205	1.1
Less: Third-party business expenses	170	60	110	183.3	291	125	166	132.8
Less: Fuel expense	3,068	3,408	(340)	(10.0)	6,118	6,637	(519)	(7.8)
Less: Profit sharing programs, including taxes	42	54	(12)	(22.2)	42	54	(12)	(22.2)

Operating expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$5,899	$5,636	$263	4.7	$11,621	$11,051	$570	5.2

Net income (loss)	$469	$339	$130	38.3	$52	$(109)	$161	NM
Less: Special charges, net (C)	52	206	(154)	NM	144	368	(224)	NM

Net income, excluding special charges	$521	$545	$(24)	(4.4)	$196	$259	$(63)	(24.3)

Diluted earnings (loss) per share	$1.21	$0.89	$0.32	36.0	$0.15	$(0.33)	$0.48	NM
Add back: Special charges, net of tax	0.13	0.52	(0.39)	NM	0.37	0.95	(0.58)	NM
Add back: Impact of dilution	0.01	—	0.01	NM	0.02	0.08	(0.06)	NM

Diluted earnings per share, excluding special charges	$1.35	$1.41	$(0.06)	(4.3)	$0.54	$0.70	$(0.16)	(22.9)

UAL Announces Second-Quarter 2013 Profit / Page 14

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
	2013	2012		2013	2012
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	13.83	13.65	1.3	14.34	13.73	4.4
Less: Special charges (C)	0.10	0.37	NM	0.14	0.34	NM

CASM, excluding special charges	13.73	13.28	3.4	14.20	13.39	6.0
Less: Third-party business expenses	0.31	0.10	210.0	0.28	0.12	133.3

CASM, excluding special charges and third-party business expenses	13.42	13.18	1.8	13.92	13.27	4.9
Less: Fuel expense	4.53	4.97	(8.9)	4.73	4.99	(5.2)

CASM, excluding special charges, third-party business expenses and fuel	8.89	8.21	8.3	9.19	8.28	11.0
Less: Profit sharing per available seat mile	0.08	0.09	(11.1)	0.04	0.05	(20.0)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	8.81	8.12	8.5	9.15	8.23	11.2
Add: Profit sharing held constant at prior year expense per available seat mile	0.10	0.09	11.1	0.05	0.05	—
Add: Current year fuel cost at prior year fuel price per available seat mile	4.96	—	NM	4.97	—	NM
Add: Prior year fuel cost per available seat mile	—	4.97	NM	—	4.99	NM

CASM, holding fuel rate and profit sharing constant and excluding special charges and third-party business expenses	13.87	13.18	5.2	14.17	13.27	6.8

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	14.59	14.49	0.7	15.10	14.59	3.5
Less: Special charges (C)	0.08	0.32	NM	0.12	0.29	NM

CASM, excluding special charges	14.51	14.17	2.4	14.98	14.30	4.8
Less: Third-party business expenses	0.27	0.09	200.0	0.24	0.10	140.0

CASM, excluding special charges and third-party business expenses	14.24	14.08	1.1	14.74	14.20	3.8
Less: Fuel expense	4.85	5.27	(8.0)	5.07	5.31	(4.5)

CASM, excluding special charges, third-party business expenses and fuel	9.39	8.81	6.6	9.67	8.89	8.8
Less: Profit sharing per available seat mile	0.06	0.09	(33.3)	0.04	0.05	(20.0)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.33	8.72	7.0	9.63	8.84	8.9
Add: Profit sharing held constant at prior year expense per available seat mile	0.09	0.09	—	0.04	0.05	(20.0)
Add: Current year fuel cost at prior year fuel price per available seat mile	5.29	—	NM	5.33	—	NM
Add: Prior year fuel cost per available seat mile	—	5.27	NM	—	5.31	NM

CASM, holding fuel rate and profit sharing constant and excluding special charges and third-party business expenses	14.71	14.08	4.5	15.00	14.20	5.6

UAL Announces Second-Quarter 2013 Profit / Page 15

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC)

(in millions)	Twelve Months Ended June 30, 2013
Net Operating Profit After Tax (NOPAT)
Pre-tax income excluding special charges (a)	$525
Add: Interest expense (b)	803
Add: Interest component of capitalized aircraft rent (b)	474
Add: Net interest on pension (b)	154
Less: Adjusted income tax (expense) / benefit	1

NOPAT	$1,957

Effective tax rate	(0.2%)
Invested Capital (five-quarter average)
Total assets	$37,707
Add: Capitalized aircraft rent (@ 7.0x)	6,920
Less:
Advance ticket sales	(4,262)
Frequent flier deferred revenue	(6,697)
Deferred incomes taxes	2,837
Tax valuation allowance	(4,410)
Other non-interest bearing liabilities	(7,101)

Average Invested Capital (five-quarter average)	$24,994

Return on Invested Capital	7.8%

Twelve Months Ended June 30, 2013
(a) Non-GAAP Financial Reconciliation
Loss before income taxes	$(572)
Add: Special charges	1,097

Pre-tax income excluding special charges	$525

(b)	Net of tax shield

# # #